News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Comments on Impact of Delphi Chapter 11 Filing

CHICAGO, October 14, 2005—Methode Electronics, Inc. (Nasdaq: METH), today announced the anticipated impact on the Company as a result of the voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code recently filed by Delphi Corporation. Methode supplies Delphi with electronic interconnects, sensors and controls.

Methode reported that it is owed approximately $7.8 million by Delphi and anticipates taking a charge to earnings, relating to this receivable, in the quarter ending October 31, 2005. Delphi has been an important and valued customer of Methode for many years and the Company expects to continue to conduct business with Delphi during the Chapter 11 case. Methode will discuss the impact of Delphi’s reorganization to its second quarter actual results and full-year fiscal 2006 guidance at its second quarter earnings release and conference call.

About Methode Electronics

Methode Electronics, Inc., globally designs, manufactures, and markets component devices and subsystems worldwide for Original Equipment Manufacturers (OEMs). Methode’s components are found in the primary end markets of the automotive, information processing and networking equipment, voice and data communications systems, consumer electronics, aerospace vehicles, rail and other transportation industries and industrial equipment. Products employ electrical, electronic, and opto-electronic technologies such as sensors, interconnect, and controls. Further information can be found on Methode’s website, www.methode.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that are subject to certain risks and uncertainties, including, in particular, statements regarding the financial impact of Delphi’s Chapter 11 bankruptcy filing. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of the date of this release. Methode undertakes no duty to update any forward-looking statement to reflect new information, future events or otherwise.